Exhibit 10(i)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Massachusetts Mutual Life Insurance Company and

Contract owners of Massachusetts Mutual Variable Annuity Separate Account 2:

We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 033-07723 on Form N-4 of our report dated February 23, 2010 with respect to the statement of assets and liabilities of Massachusetts Mutual Variable Annuity Separate Account 1 and Massachusetts Mutual Variable Annuity Separate Account 2 as of December 31, 2009 and the related statements of operations and changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended and of our report dated February 19, 2010 with respect to the statutory statements of financial position of Massachusetts Mutual Life Insurance Company “the Company” as of December 31, 2009 and 2008 and the related statutory statements of income (loss), changes in surplus, and cash flows for each of the years in the three-year period ended December 31, 2009, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated February 19, 2010 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, (“statutory accounting practices”) which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, that report refers to the Company’s change in its method of accounting for other-than-temporary impairments of structured securities in 2008 and 2009 and variable annuity reserves and deferred income tax assets in 2009. The Company also changed its method for valuing common stock of affiliates to include equity in noncontrolling interests in 2009.

/s/ KPMG LLP

Hartford, Connecticut

April 26, 2010